Exhibit 99.2

Kahala Ireland Opco Designated Activity Company

Consolidated Financial Statements

As of December 31, 2017 and for the year then ended

Kahala Ireland Opco Designated Activity Company

CONTENTS

Page
Financial Statements
Independent Auditors' Report	1 - 2

Consolidated Balance Sheet as of December 31, 2017	3 - 4

Consolidated Statement of Income for the year ended December 31, 2017	5

Consolidated Statement of Changes in Members' Equity for the year ended December 31, 2017	6

Consolidated Statement of Cash Flows for the year ended December 31, 2017	7 - 8

Notes to Consolidated Financial Statements	9 - 34

Independent Auditors' Report

The Board of Directors

Kahala Ireland Opco Designated Activity Company:

We have audited the accompanying financial statements of Kahala Ireland OpCo Designated Activity Company and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in member’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Independent Auditors' Report

Opinion
In our opinion, the 2017 consolidated financial statements referred to above present fairly in all material respects, the financial position of Kahala Ireland OpCo Designated Activity Company and its subsidiaries as of December 31, 2017 and 2016, and the results of its operations, changes in member’s equity and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG
Dublin, Ireland
March 15, 2018

Kahala Ireland Opco Designated Activity Company
Consolidated Balance Sheet
As At December 31, 2017
(stated in US Dollars)

	Note	2017 US$	2016 US$
Assets
Current assets
Cash and cash equivalents	3	31,648,667	23,120,009
Other receivables		2,508,853	3,681,948
Due from related parties	18	216,806	161,806
Prepayments		111,250	110,417
Assets held for sale	8	-	1,700,000
		34,485,576	28,774,180
Non‑current assets
Property and equipment, net (including US$256 million as of December 31, 2017 and US$302 million as of December 31, 2016 representing collateral of VIE entities)	6	336,364,968	400,572,446
Restricted cash (including US$36 million as of December 31, 2017 and US$26 million as of December 31, 2016 representing collateral of VIE entities)	4	36,463,398	26,968,943
Loans to related parties	18	-	1,000,000
Deferred financing costs, net		860,289	1,047,748
Lessor contributions	5	2,916,877	4,782,986
Deferred tax assets	17	583,371	-
		377,188,903	434,372,123
Total assets		411,674,479	463,146,303
Liabilities and Members' Equity
Current liabilities
Other liabilities (US$3,162,312 as of December 31, 2017 (2016: US$2,325,810) is a related party liability)	10	4,587,781	2,846,433
Accrued interest	9	21,720,281	26,350,446
Due to related parties	18	89,995	393,649
Deferred revenue		2,237,095	2,516,318
Current maturing long-term debt (debt financing of VIE’s as of December 31, 2017 and 2016 that do not have recourse of the general credit of the Company)	9	36,820,345	35,671,995
		65,455,497	67,778,841
Non‑current liabilities
Lease security deposits		13,019,000	14,839,000
Aircraft maintenance reserve		68,296,414	74,972,350
Loans from BDCA – related party	9,18	119,223,818	127,223,818
Loans from KLS – related party	9,18	4,556,272	4,556,272
Lease intangible liabilities, net	7	8,466,249	7,306,134
Long-term debt (including debt financing of VIE’s of US$111 million as of December 31, 2017 and US$148 million as of December 31, 2016 that do not have recourse of the general credit of the Company)	9	122,795,404	164,152,898
Other liabilities – related party	10	4,906,669	2,325,810
Deferred tax liabilities	17	3,413,577	631,484
		344,677,403	396,007,766
Total liabilities		410,132,900	463,786,607

.

Kahala Ireland Opco Designated Activity Company
Consolidated Balance Sheet (continued)
As At December 31, 2017
(stated in US Dollars)

	Note	2017 US$	2016 US$
Commitments and contingencies	19	-	-

Members' equity
Share capital
Common shares Eur1 par value
Authorised: 1,000,000 shares
Issued and outstanding: 100 shares	16	137	137
Retained earnings/(deficit)		1,541,442	(640,441)
Total members' equity/(deficit)		1,541,579	(640,304)
Total liabilities and members' equity/(deficit)		411,674,479	463,146,303

The accompanying notes on pages 9 to 34 form an integral part of these financial statements.

Kahala Ireland Opco Designated Activity Company
Consolidated Statement of Income
For the year ended December 31, 2017
(stated in US Dollars)

	Note	2017 US$	2016 US$
Revenues
Lease rental income	12	67,123,281	56,796,680
Net return on interest in aircraft		-	4,384,706
Maintenance reserve income		27,304,179	30,255,350
Gain on sale of aircraft	6	5,691,027	1,735,183
Loss on transfer of assets to held for sale	8	-	(200,000)
Interest income	18	81,177	176,992
Other income		199,144	275,335
Total revenues		100,398,808	93,424,246
Expenses
Interest expense
Loans from third parties	9	8,023,687	9,817,933
Loans from BDCA – related party	9, 18	19,052,645	20,845,192
Loans from KLS – related party	9, 18	255,108	248,641
Depreciation and amortization	6 ,7	57,498,584	47,403,161
Selling, general and administrative expenses (including US$7.6 million as of December 31, 2017 and US$5.8 million as of December 31, 2016 which is related party)	13, 18	10,766,765	12,307,949
Total expenses		95,596,789	90,622,876
Net profit before income tax expense		4,802,019	2,801,370
Income tax expense	17	(2,620,136)	(643,425)
Net profit after taxes and total comprehensive income		2,181,883	2,157,945

The accompanying notes on pages 9 to 34 form an integral part of these financial statements.

Kahala Ireland Opco Designated Activity Company
Consolidated Statement of Changes in Members' Equity
For the year ended December 31, 2017
(stated in US Dollars)

	Share Capital Number of shares	Share Capital Par value US$	Retained earnings/ (Deficit) US$	Total US$

2016
Balance at January 1, 2016	100	137	(2,798,386)	(2,798,249)
Net profit and total comprehensive income for the year	-	-	2,157,945	2,157,945
Balance at December 31, 2016	100	137	(640,441)	(640,304)

2017
Balance at January 1, 2017	100	137	(640,441)	(640,304)
Net profit and total comprehensive income for the year	-	-	2,181,883	2,181,883
Balance at December 31, 2017	100	137	1,541,442	1,541,579

The accompanying notes on pages 9 to 34 form an integral part of these financial statements.

Kahala Ireland Opco Designated Activity Company
Consolidated Statement of Cash Flows
For the year ended December 31, 2017
(stated in US Dollars)

	2017 US$	2016 US$
CASH FLOWS FROM OPERATING ACTIVITIES:
Net profit for the year	2,181,883	2,157,945
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Depreciation and amortization	57,498,584	47,403,161
Amortization of interest in aircraft	-	8,761,495
Amortization of deferred financing costs and discounts	125,731	63,386
Net gain on sale of aircraft and assets held for sale	(5,691,027)	(1,535,183)
Deferred tax expense	2,198,722	631,484
Changes in operating assets and liabilities:
Lessor contributions	1,866,109	2,778,546
Other receivables	1,173,095	(1,506,041)
Prepayments	(833)	(5,844)
Due from related parties	(55,000)	578,627
Other liabilities	4,322,206	3,721,491
Accrued interest	(4,630,165)	10,546,863
Due to related parties	(303,654)	(84,246)
Deferred revenue	(279,223)	156,691
Net cash provided by operating activities	58,406,428	73,668,375
Cash flows from investing activities
Payments for purchase of aircraft	(16,819,984)	(52,034,468)
Proceeds from disposal of aircraft	32,080,019	26,718,184
Net cash provided by/(used in) investing activities	15,260,035	(25,316,284)
Cash flows from financing activities
Decrease/(increase) in restricted cash	(9,494,455)	1,972,570
Deferred financing costs incurred	187,459	(401,261)
Receipts of maintenance reserve	7,047,757	21,525,229
Repayments of maintenance reserve	(13,723,693)	(9,545,234)
(Payments)/receipts of lease security deposits	(1,820,000)	9,781,000
Proceeds from third party debt financing	-	18,000,000
Receipts from KAU loan – related party	1,000,000	-
Repayment of BDCA loans – related party	(8,000,000)	(26,700,000)
Repayment of third party debt financing	(40,334,873)	(57,715,620)

Kahala Ireland Opco Designated Activity Company
Consolidated Statement of Cash Flows (continued)
For the year ended December 31, 2017
(stated in US Dollars)

	2017 US$	2016 US$
Net cash used in financing activities	(65,137,805)	(43,083,316)
Increase in cash and cash equivalents	8,528,658	5,268,775
Cash and cash equivalents at beginning of year	23,120,009	17,851,234
Cash and cash equivalents at end of year	31,648,667	23,120,009

Supplemental disclosures of non-cash investing and financing activities:
Transfer of Interest in Aircraft to Aircraft	-	270,556,650
Transfer of Interest in Aircraft to Intangibles	-	(38,575,008)
Transfer of Aircraft to Assets Held for Sale	-	(1,700,000)
Transfer of Aircraft to Intangibles	-	(15,426,323)

The accompanying notes on pages 9 to 34 form an integral part of these financial statements.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements
For the year ended December 31, 2017
(stated in US Dollars)

1. Organization
Kahala Ireland Opco Designated Activity Company (the “Company”) was incorporated in Ireland on 9 April 2014 with a company registration number 542343. The Company is a special purpose company with limited liability having its registered office at Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland. The Company is a wholly owned subsidiary of Kahala Luxco S.A.R.L (“KLS”) which is ultimately owned by Kahala Aviation Holdings, LLC (“KAH”), the ultimate parent. KAH is 89.5% owned by Business Development Corporation of America (“BDCA”) and 10.5% owned by Kahala Aviation Group Limited.
The Group refers to the Company and its consolidated subsidiaries, Kahala Ireland Investments Designated Activity Company, Kahala Ireland Capital Designated Activity Company, Kahala 28574 28576 Designated Activity Company, Kahala Aviation Sweden AB and Diamond Head Aviation 2015 Limited.
The principal activity of the Group is the financing, purchasing and leasing of aircraft.
Kahala Aviation Group, Ltd. (the “Manager), a company organized under the laws of the Cayman Islands, is the exclusive manager of the Company. The Manager assumed the managing responsibilities of the previous manager, Kahala Aviation Leasing Ltd on October 6, 2014. Additionally, certain corporate administration services have been outsourced to Maples Fiduciary Services (Ireland) Limited and PAFS Ireland Limited.
The Group did not have employees during the year ended December 31, 2017 (2016: none).
In 2017, the Group acquired one aircraft held in a trust structure. This was placed on lease to lessee in Spain. During 2017, the Group sold seven aircraft to third parties.
On 30 July 2015, Kahala Ireland Investments Designated Activity Company (“KII”) purchased the entire E‑notes issued by Diamond Head Aviation 2015 Limited (“Diamond Head”), an exempted company incorporated with limited liability under the laws of Cayman Islands and resident in Ireland for tax purposes. This transaction was funded by a series of intercompany loans ultimately funded by a fixed rate loan from BDCA, the principal shareholder of the KAH group.
Diamond Head purchased a portfolio of 30 aircraft funded from the proceeds of the Class A, Class B and Class E notes it issued. The returns generated from the leasing of the aircraft and their ultimate disposition are used to service, in the first instance, the interest and principal on the A and B Notes, among other items. Only when all required payments have been discharged under the priority of payments are the Class E Note holders entitled to all remaining amounts as to settle any accrued and unpaid interest and principal on the E Notes.
The Group considered the requirements under ASC 810-10 Consolidation in determining the treatment of Diamond Head as a Variable Interest Entity (“VIE”). Under the VIE model, the party that has the power to direct the entity’s most significant economic activities and has ability to participate in the entity’s economic benefits is deemed the primary beneficiary and consolidates the entity.
Management has concluded KII through its ownership of the entire E notes of Diamond Head is entitled to the distribution of economic benefits generated by Diamond Head that is not proportionate to its equity ownership and voting rights. The key decisions affecting the economic activities of Diamond Head are reserved for the Board of Directors, the majority of which are appointed by KII, therefore substantially all of the Diamond Head’s activities are conducted on behalf of KII. KII has the right to the full economic benefits of all net returns (i.e. those after all the obligations of Diamond Head have been met) generated by Diamond Head and through its ownership of the E notes will bear the majority of Diamond Head’s expected losses. On this basis, Diamond Head is deemed a VIE and is consolidated in the Group.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

2.	Summary of Significant Accounting Policies
The Group’s principal accounting policies adopted in the preparation of these financial statements are set out below. These policies have been consistently applied, unless otherwise stated.
Basis of preparation
These consolidated financial statements have been prepared on a going concern basis in accordance with the accounting policies set out below and in conformity with accounting policies generally accepted in the United States of America ("US GAAP").
Basis of consolidation
The consolidated financial statements include the results of the Company and its subsidiaries, KII, KIC, Kahala 28474 28576, KAS and Diamond Head. All significant intercompany profits, transactions and account balances have been eliminated. The results of subsidiary undertakings added in the year are included in the Consolidated Statement of Income.
The Company consolidates all companies in which the Company has direct or indirect legal or effective control and all variable interest entities (“VIE”) for which the Company is deemed the primary beneficiary and has control under Accounting Standards Codification (“ASC”) 810. All intercompany balances and transactions with consolidated subsidiaries have been eliminated. The results of consolidated entities are included from the effective date of control or, in the case of variable interest entities, from the date that the Company is or becomes the primary beneficiary. The results of subsidiaries sold or otherwise deconsolidated are excluded from the date that the Company ceases to control the subsidiary or, in the case of variable interest entities, when the Company ceases to be the primary beneficiary.
Variable interest entities
The Company consolidates financial statements of all entities in which the Company has a controlling financial interest including the accounts of any variable interest entity (VIE) in which the Company has a controlling interest and for which the Company is the primary beneficiary.
The Company uses judgment when deciding (a) whether an entity is subject to consolidation as a VIE, (b) who the variable interest holders are, (c) the potential expected losses and residual returns of the variable interest holders, and (d) which variable interest holder is the primary beneficiary.
When determining which enterprise is the primary beneficiary, we consider (1) the entity’s purpose and design, (2) which variable interest holder has the power to direct the activities that most significantly impact the entity’s economic performance, and (3) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE.
When changes in circumstances or events occur, the Group reconsider whether it remains the primary beneficiary of VIEs.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

2. Summary of Significant Accounting Policies (continued)
Use of estimates
The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the year reported. Significant items subject to such estimates include those related to useful lives and residual values of property and equipment, interest in aircraft and recoverability of deferred tax assets. While the Group believes the estimates and related assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates.
Functional currency
The consolidated financial statements are presented in United States Dollars ("US$"), which is the Company’s functional currency and that of each of its subsidiaries. Management believe that US$ most faithfully represents the economic effects of the underlying transactions, events and conditions.
Transactions in foreign currencies are translated to US$ at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into US$ at the rates of exchange prevailing at the balance sheet date with differences arising recognized as profit or loss in the Consolidated Statement of Income.
Cash and cash equivalents
Cash and cash equivalents include cash and all highly liquid investments with initial maturities of three months or less.
Restricted cash
Restricted cash represents cash held by the Group but which is ring-fenced or used as security for specific financing arrangements, and to which the Group does not have restricted access.
Loans and receivables
Loans and receivables are stated at amortized cost based on the Group's ability and intent to hold such loans and receivables to maturity and are stated net of allowances for uncollectible accounts, if any. Amortized cost represents acquisition cost, plus or minus origination and commitment costs paid or fees received, which together with acquisition premiums or discounts, are deferred and amortized as yield adjustments over the life of the loans and receivables. Allowances for uncollectible balances are provided when it is probable counterparties will be unable to pay all amounts due based on the contractual terms. Loans and receivables are generally written off against allowances after all reasonable collection efforts are exhausted.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

2.	Summary of Significant Accounting Policies (continued)
Fair value measurements
Fair value is defined as the price that would be received to sell an asset or the price paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs used in determining fair value are characterized according to a hierarchy that prioritizes those inputs
Level 1 ‑ Quoted prices are available in active markets for identical assets or liabilities as of the reported date.
Level 2 ‑The fair values determined through Level 2 of the fair value hierarchy are derived principally from or corroborated by observable market data. Inputs include quoted prices for similar assets, liabilities (risk adjusted) and market corroborated inputs, such as market comparable, interest rates, yield curves and other items that allow value to be determined.
Level 3 ‑ The fair values pertaining to Level 3 of the fair value hierarchy are derived principally from unobservable inputs from our own assumptions about market risk developed based on the best information available, subject to cost benefit analysis, and may include our own data.
Property and equipment, net
Property and equipment, representing purchased aircraft, is stated at cost less accumulated depreciation and provisions for impairment, if any. Property and equipment is depreciated using the straight‑line method over their estimated useful lives. Residual values are determined based on historical trends, independent current and future forecast valuations and management's own experience and judgment.
Property and equipment are reviewed for impairment annually whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long‑lived asset or asset group be tested for possible impairment, the Group first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long‑lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques, including quoted market values, and third‑party independent appraisals, as considered necessary.
No events or changes in circumstances have occurred that indicate the carrying amount of an aircraft may not be recoverable. Accordingly, no impairment charges have been incurred as of December 31, 2017 (2016: US$ nil).
Interest in Aircraft, net
The Group recognises an Interest in Aircraft where a beneficial interest in an aircraft is obtained prior to transfer of legal ownership. On transfer of ownership to the Group, Interests in Aircraft are reclassified as Aircraft. Interests in Aircraft are recorded at cost less amortisation and provision for impairment, where necessary.
The net return on the Interest in Aircraft represents (i) the rental income due to the Group and (ii) an amortisation of the Interest in Aircraft to reflect an allocation of the cost of that asset on a basis consistent with the depreciation profile for each of Aircraft had they been acquired on the respective purchase agreement dates.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

2.	Summary of Significant Accounting Policies (continued)
Lease intangible assets/liabilities
Lease intangible assets/liabilities represent the value of an acquired non-short term lease where the contractual rent payments are above/below the market lease rate at the date of acquisition. This asset is recognized at cost based on discounted cash flows and is amortized on a straight-line basis over the remaining term of the related lease and recorded as a reduction in lease rental income.
Maintenance intangible assets/liabilities
Maintenance intangible assets/liabilities represent the value in the difference between the contractual right under the acquired non short term leases to receive the aircraft in a specified maintenance condition at the end of the lease and the actual physical condition of the aircraft at the date of acquisition. The amortization for maintenance intangible commences when the Group has reliable information about maintenance advances received under the same lease that are not expected to be reimbursed to customers or at the end of the lease. Maintenance intangible asset amortization is recorded as a component of depreciation and amortization.
Long-term debt
Debt represents loans payable to BDCA, KLS, PK Airfinance and Class A and B notes issued by Diamond Head and is classified as debt in accordance with ASC 470, 'Debt'. Loans payable are measured at amortized cost. Direct and incremental costs of the issuance of debt are capitalized and reported as assets. These costs are amortized over the life of the related debt using the effective interest rate method.
Interest income and expense
Interest income is recognized in the Consolidated Statement of Income as it is accrues. Interest expense incurred in connection with long-term debt is expensed as it accrues as part of interest expense. All other operating costs are accounted for on an accruals basis.
Income taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not "more likely than not" that some portion or all of the deferred tax assets will be realized. Deferred tax liabilities for accelerated depreciation of aircraft generally support the realization of deferred tax assets for operating loss carryforwards and accrued interest. All of our losses are available indefinitely. Tax benefits are initially recognized in the financial statements when it is more likely than not that the position will be sustained upon examination by the taxing authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is greater than 50 percent likely of being realized upon settlement with the taxing authority. We have no unrecognized tax benefits.
Revenue recognition
The Group leases aircraft under operating leases and records rental income on a straight‑line basis over the term of the lease. Rentals received but unearned under the lease agreements is recorded in "Deferred revenue" on the Group's consolidated balance sheet until earned. The difference between the rental income recorded and the cash received under the provisions of the lease is included in "Deferred revenue". An allowance for doubtful accounts will be recognized for past‑due rentals based on management's assessment of collectability.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

2.	Summary of Significant Accounting Policies (continued)
Revenue recognition (continued)
Past due rentals are recognized on the basis of the Group's assessment of collectability. No revenues are recognized, and no receivable is recorded from a lease when collectability is not reasonably assured. Estimating whether collectability is reasonably assured requires some level of subjectivity and judgment. When collectability of rental payments is not certain, revenue is recognized when cash payments are received. Collectability is evaluated based on factors such as the lessee's credit rating, payment performance, financial condition and requests for modifications of lease terms and conditions as well as security received from the lessee.
Security deposits
Security deposits on leased aircraft are generally paid by the lessee on the execution of the lease and are non‑refundable during the term of the lease. The amounts are held as a security for the timely and faithful performance by the lessee of its obligations during the lease and are included on the balance sheet. The deposit may be applied against amounts owing from the lessee or returned to the lessee on the termination of the lease.
Lessor contributions
In certain lease agreements the Group makes contributions towards maintenance expenses, which represents a lease incentive. At lease commencement, the Group models expected maintenance to be incurred in the course of the lease. For all expected maintenance obligations that cover the period before the lease commencement, the payment obligation is set up as a Lessor Contribution asset with a corresponding liability in maintenance reserves. The lessor contribution is amortized on a straight line basis over the term of the lease and is included as a reduction to lease revenue.
Maintenance reserves
The aircraft lease agreements typically contain provisions which require the lessee to make additional contingent rental payments based on either the usage of the aircraft, measured on the basis of hours or cycles flown per month (a cycle is one take off and landing), or calendar based time. These payments represent contributions to the cost of major future maintenance events associated with the aircraft and typically cover major airframe structural checks, engine overhauls, the replacement of limited life parts contained in each engine, landing gear overhauls or the auxiliary power unit. These maintenance reserves are generally collected monthly based on reports of usage by the lessee or collected as fixed monthly rates.
In accordance with the lease agreements, maintenance reserves are subject to reimbursement to the lessee upon the occurrence of a qualifying event. The reimbursable amount is capped at the amount of maintenance reserves received by the Group, net of previous reimbursements. All amounts of maintenance reserves unclaimed by the lessee at the end of the lease term are retained by the Group, and included as contingent income within revenue. There are no provisions in our leases for the repayment of unused reserves at lease end.
Any maintenance reserve receipts that are not expected to be reimbursed to the lessee in the course of the lease either on the basis of the terms of the lease, the timing and cost of the maintenance event or where the maintenance event has been carried out and no further expectation of outflows exists, the maintenance receipts are recognized as Contingent income as part of Revenue in the Consolidated Statement of Income.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

2. Summary of Significant Accounting Policies (continued)
Segment information
The Group manages its business, analyses and reports its results of operations on the basis of one operating segment - leasing and selling of commercial aircraft. Management uses one measure of profitability and does not segment its business for internal reporting.
Recent accounting pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity also should disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for the Company for annual periods in fiscal years beginning after December 15, 2018 (as amended in August 2015 by ASU 2015-14, Deferral of the Effective Date).

The FASB also issued a series of other ASUs that update ASU 2014-09.

•	ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net)

•	ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing

•
ASU 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting (SEC Update)

•	ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients

•	ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers

•
ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments (SEC Update)

•	ASU 2017-14, Income Statement—Reporting Comprehensive Income (Topic 220), Revenue Recognition (Topic 605), and Revenue from Contracts with Customers (Topic 606) (SEC Update)

The Group will implement the provisions of ASU 2014-09 as of January 1, 2019. The Group has not yet determined the effect of the new standard on its current policies for revenue recognition.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which provides a new framework for determining whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This ASU is effective for public business entities for annual and interim periods in fiscal years beginning after December 15, 2017. For all other entities, the ASU is effective for annual periods in fiscal years beginning after December 15, 2018, and interim periods in fiscal years beginning after December 15, 2019.
Management is currently evaluating the impact, if any, that this update will have on its financial condition and financial position of the Group.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

3. Cash and cash equivalents
Cash and cash equivalents consist of cash balances that are in a credit position held with major financial institutions. As of December 31, 2017 cash and cash equivalent balance amounts to US$31,648,667 (2016: US$23,120,009).

4.	Restricted cash
Restricted cash consists of cash balances held for specific purposes under the terms of the Group’s lease and financing agreements. As of December 31, 2017, restricted cash balance amounts to US$36,463,398 (2016: US$26,968,943). Group’s restricted cash of US$35,583,169 (2016: US$26,088,984) is pledged as security for the Group obligations under the A and B notes issued by Diamond Head. The use of this cash is restricted and held for payments of principal and interest of Class A and B notes. Group’s restricted cash of US$880,229 (2016: US$879,959) is pledged as security for Kahala 28574 28576 obligations with PK Airfinance.

5.	Lessor contributions
As of December 31, 2017, the Group’s lessor contributions amount to US$2,916,877 (2016: US$4,782,986). During the year, US$157,769 (2016: US$962,275) was released due to sale of one aircraft to third party and amortization of US$1,708,340 (2016: US$1,816,271) was charged to the Consolidated Statement of Income.

6.	Property and equipment, net
Property and equipment consisted of the following at December 31, 2017 and 2016:

Flight Equipment	2017 US$	2016 US$
Cost	429,877,798	454,306,656*
Accumulated depreciation	(93,512,830)	(53,734,210)
Total property and equipment	336,364,968	400,572,446
*In 2016, cost includes US$270,566,650 transferred from Interest in Aircraft and US$19,347,522 transferred to Intangibles.
Depreciation expense for the year amounted to US$56,948,461 (2016: U$64,556,335).
In 2017, the Group purchased one Airbus A319-100 aircraft which is placed on lease with an airline in Spain.
During the year, 7 aircraft (2016: 7) were sold to third parties
At December 31, 2017, the Group owned 28 aircraft held for operating lease (2016: 34) and 4 aircraft engines (2016: 3).

The estimated useful lives of the aircraft ranges from 2 years to 7 years. The aircraft are depreciated on a straight line basis to an estimated residual value.
No events or changes in circumstances have occurred that indicate the carrying amount of an aircraft may not be recoverable. Accordingly, no impairment charges have been incurred as of December 31, 2017 (2016: US$ nil).

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

6.	Property and equipment, net (continued)
The Company has defined a threshold of 10% for determining whether the undiscounted cash flows substantially exceed the carrying value of the aircraft. All of the aircraft held by the Company exceeded this 10% threshold on December 31, 2017. The aggregated carrying value of the aircraft on December 31, 2017 amounted to US$336 million (2016: US$401 million).
Aircraft held by Diamond Head with a net book value of US$256,025,459 (2016: US$301,616,432) are pledged as security for the Group’s obligations under the Class A and B notes.

7.	Intangible assets and liabilities
Intangible assets and liabilities as at December 31, 2017 and 2016 are as follows:

	2017 US$	2016 US$
Intangible assets	31,604,968	54,288,193
Intangible liabilities	(40,071,217)	(61,594,327)
Net intangible	(8,466,249)	(7,306,134)
The Group recognizes maintenance and lease intangibles in relation to the acquisition of aircraft that were purchased on lease. These intangibles are accounted for in accordance with ASC 350, Intangibles – Goodwill and other.
Lease intangibles represent the value of an acquired lease rentals above or below the market rate for leases of a similar type of aircraft, which is adjusted by the relevant credit risk associated with that lessee. Lease intangibles are amortized on a straight line basis over the remaining life of the lease. Amortization is included as a reduction in lease rental income.
Maintenance intangibles represent the value of the return condition of the aircraft on lease when compared to the current market value of that aircraft, adjusted for current maintenance condition. Maintenance intangibles are amortized from the period the Group begins to release maintenance advances to revenue to the end of the life of the lease, or at the end of lease, depending upon the maintenance arrangements per the underlying lease contract. Amortization is included as a component of depreciation and amortization.
Intangible assets and liabilities consisted of the following:
December 31, 2017

	Lease intangible assets US$	Maintenance intangible assets US$	Lease intangible liabilities US$	Maintenance intangible liabilities US$	Total US$
Cost	52,617,882	15,148,977	(20,478,114)	(52,516,150)	(5,227,405)
Accumulated amortization	(29,162,995)	(6,998,896)	6,693,159	26,229,888	(3,238,844)
Net book value	23,454,887	8,150,081	(13,784,955)	(26,286,262)	(8,466,249)

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

7.	Intangible assets and liabilities (continued)
December 31, 2016

	Lease intangible assets US$	Maintenance intangible assets US$	Lease intangible liabilities US$	Maintenance intangible liabilities US$	Total US$
Cost	53,754,260	15,148,977	(19,868,122)	(61,507,898)	(12,472,783)
Accumulated amortization	(11,884,084)	(2,730,960)	3,141,149	16,640,544	5,166,649
Net book value	41,870,176	12,418,017	(16,726,973)	(44,867,354)	(7,306,134)
The amortization of lease intangibles and of maintenance intangibles is recognized in lease rental income, depreciation and amortization, respectively. During the year ended December 31, 2017, the amortization of lease intangibles amounted to US$(15,102,858) (2016: US$(8,742,935)) and the amortization of maintenance intangibles amounted to US$14,552,735 (2016: US$13,909,584).

8.	Assets held for sale

At 31 December 2017, the Group had agreements for the sale of nil aircraft which met the requirement to be classified as held-for-sale (2016: Two aircraft).
Assets classified as held-for-sale

	2017	2016
	US$	US$
Aircraft	-	1,700,000
Total assets held-for-sale	-	1,700,000

In 2016, a loss on transfer to held-for-sale of US$0.2 million was recognised in the loss on transfer of assets to held for sale in the Consolidated Statement of Income.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

9.	Long-term debt
The Group’s long term debt consisted of the following at December 31, 2017:

	Maturity	Interest rate	Loan balance 2017 US$	Accrued interest 2017 US$
Loans payable to BDCA
Long-term debt	Dec 23, 2028	13.00%	119,223,818	20,369,573
Loans payable to KLS
Long-term debt	Jun 27, 2021	13.00%	1,306,272	764,605
PPN	Dec 23, 2043	-	3,250,000	-
Total loans payable to KLS			4,556,272	764,605
Loans payable to PK Airfinance
MSN 28574	Feb 20, 2020	4.27%	5,802,723	-
MSN 28576	Mar 21, 2020	4.28%	5,845,988	-
Total loans payable to PK Airfinance			11,648,711	-
Notes in issue – Diamond Head
Class A	July 14, 2028	3.81%	113,064,540	356,908
Class B	July 14, 2028	5.92%	34,902,498	229,195
Total debt in issue ‑ Diamond Head			147,967,038	586,103
			283,395,839	21,720,281

	2017 US$	2016 US$
Current	36,820,345	35,671,995
Non-current	246,575,494	295,932,988
Total	283,395,839	331,604,983

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

9.	Long-term debt (continued)

The Group’s long-term debt consisted of the following at December 31, 2016:

	Maturity	Interest rate	Loan balance 2016 US$	Accrued interest 2016 US$
Loans payable to BDCA
Long-term debt	Dec 23, 2028	13.00%	127,223,818	25,326,907
Loans payable to KLS
Long-term debt	Jun 27, 2021	13.00%	1,306,272	509,496
PPN	Dec 23, 2043	-	3,250,000	-
Total loans payable to KLS			4,556,272	509,496
Loans payable to PK Airfinance
MSN 28574	Feb 20, 2020	4.27%	7,933,121	-
MSN 28576	Mar 21, 2020	4.28%	7,933,507	-
Total loans payable to PK Airfinance			15,866,628	-
Notes in issue – Diamond Head
Class A	July 14, 2028	3.81%	140,566,597	325,347
Class B	July 14, 2028	5.92%	43,391,668	188,696
Total debt in issue ‑ Diamond Head			183,958,265	514,043
			331,604,983	26,350,446

Movements during the year are as follows:

	2017 US$	2016 US$
Beginning of the year	331,604,983	398,020,602
Draw downs	-	18,000,000
Repayments	(48,209,144)	(84,415,619)
End of the year	283,395,839	331,604,983
Loans payable to BDCA

On June 27, 2014, the Group executed a Loan & Security agreements (the "Agreements") with BDCA (the "Lender"), the majority investor in the ultimate parent company, KAH. The loan was provided to finance aircraft acquisitions. On the basis of these Agreements, the Company may borrow and the Lender may advance one or more loans but the Lender is under no obligation to advance the loan notwithstanding any request by the Company. The loans require monthly payments of interest with any unpaid interest being capitalized to the principal balance. The principal balance of the loans shall be payable monthly in an amount equal to the amount of the Excess Cash Flow of the Borrowers which shall be an amount specified by the Lender and notified to the Borrowers taking into account operating expenses and an agreed reserve amount. In any event, all principal and interest shall be due and payable on December 23, 2028.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

9.	Long-term debt (continued)

Loans payable to BDCA (continued)

The Agreement provides the Lender a continuing first priority security interest and lien upon certain assets of the Company.

Interest expense of US$19,052,645 was charged during the year ended December 31, 2017 (2016: US$20,845,192). US$20,369,573 (2016: US$25,326,907) remains accrued and unpaid as at December 31, 2017.

Loans amounting to US$ Nil were received from BDCA during the year ended December 31, 2017 (2016: US$Nil). Repayments of US$8,000,000 were made during 2017 (2016: US$26,700,000).

Loans payable to KLS
On June 27, 2014, the Company entered into loan agreement with KLS in the amount of US$1,306,272. This loan has a 7 year term and bears a fixed interest rate of 13%. No repayments were made for 2017 or 2016. Principal will be repaid upon maturity on 2021. Early repayment is permitted at the discretion of the Company.
Interest expense of US$255,108 was charged during the year ended December 31, 2017 (2016: US$248,641). US$764,605 (2016: US$509,496) remains accrued and unpaid as at December 31, 2017.
Profit participating note - KLS
In 2014, KLS subscribed for a Profit Participating Notes (“PPN”) issued by the Company totaling US$1,625,000. The term of the PPN is 29 years. In 2015, KLS subscribed for additional PPN in the Company totaling US$1,625,000.
The PPN does not bear a fixed interest rate. Interest is dependent on the profit generated by the Company over the 29 years of the PPN, less an amount returned by the Company of US$1,000 per annum. No interest was accrued or paid in 2017 or 2016 due to the losses incurred by the Company.
The principal balance outstanding on the PPN as at December 31, 2017 was US$3,250,000 (2016: US$3,250,000).
Loans payable to PK Airfinance
In July 2016, the Group entered into a Facility Agreement (“the Facility Agreement”) with PK Airfinance SARL (“PK Airfinance”) totaling US$18,000,000. The loan was provided to re-finance certain aircraft. The loan requires monthly payments of interest and principal. The loan will mature in 2020.
The loans bear interest at a fixed rate of 4.27% and 4.28% for MSN 28574 and MSN 28576, respectively. Interest of US$594,638 was charged in 2017 (2016: US$326,628). No interest was accrued and unpaid as at December 31, 2017 (2016: US$ Nil). The balance of the PK Airfinance loans as at 31 December 2017 is US$11,648,711 (2016: US$15,866,628) .
Notes in issue – Diamond Head
In July 2015, Diamond Head, a consolidated VIE, issued Class A notes and Class B notes in the amounts of US$199.3 million and US$61.5 million, respectively. The notes are listed on the Global Exchange Market of the Irish Stock Exchange. Repayment of principal is dependent upon the cash available at each monthly determination date and is governed by the priority of payments as set out in the Trust Indenture. Class A and B notes bear interest at fixed rates as per the Agreement of 3.81% and 5.92%, respectively. The Notes are amortized on a monthly basis. The final maturity for each of the notes is July 14, 2028. Early repayment is permitted.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

9.	Long-term debt (continued)
Notes in issue – Diamond Head (continued)
Repayments of US$35,996,141 were made during 2017 (2016: US$55,582,247). Interest expense of US$7,303,318 (2016: US$9,432,833) was charged during the year, of which US$586,103 (2016: US$514,043) remains accrued and unpaid as at December 31, 2017.
The assets and shares of Diamond Head are pledged as collateral for its obligations under the Notes.
Credit facilities
On July 30, 2015 Diamond Head entered into a revolving liquidity facility agreement to provide additional funds for the payment of certain liabilities, of Diamond Head, if and to the extent that insufficient funds are available in the form of periodic revenues.
Under the terms of the Credit Facility Agreement, Royal Bank of Canada has provided a credit facility to Diamond Head of up to US$6.0 million which may be drawn upon, subject to certain conditions, to pay interest on the Class A and B Notes. Upon each drawing under the Credit Facility, Diamond Head will be required to reimburse the Credit Facility Provider for the amount of such drawing in accordance with the priority of payments specified in the Trust Indenture.
Loan maturity table
Below is the contractual maturity table of the loans for December 31, 2017.

	Principal US$	Interest US$	Total US$
Year ended 31 December
2018	36,820,345	21,757,421	58,577,766
2019	50,016,713	19,396,380	69,413,093
2020	28,682,000	17,734,084	46,416,084
2021	25,544,969	16,270,675	41,815,644
Thereafter	142,331,812	108,837,850	251,169,662
Total	283,395,839	183,996,410	467,392,249
At December 31, 2017 and 2016 the Company was in compliance with the covenants in its debt facilities. The Company’s debt facilities contain customary covenants and events of default; included within certain debt facilities are covenants that limit the ability of the Company to incur additional indebtedness and create liens, covenants that limit the ability of the Company to consolidate, merge or dispose of all or substantially all of its assets and enter into transactions with affiliates and covenants that limit the ability of the Company to pay dividends.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

9.	Long-term debt (continued)
Credit facilities (continued)
Breakdown of interest expense for December 31, 2017 and 2016 are as follows:

	2017 US$	2016 US$
Interest expense on:
BDCA loans	19,052,645	20,845,192
KLS loans	255,108	248,641
PK Airfinance	594,638	326,628
Class A and B Notes	7,303,318	9,432,833
Amortization of deferred financing costs and discounts	125,731	58,472
	27,331,440	30,911,766

10.	Other liabilities

Breakdown of other liabilities for December 31, 2017 and 2016 are as follows:

Current	2017 US$	2016 US$
Accounts payable	410,661	508,682
Accrued bonus – related party (Notes 13, 18)	3,743,765	2,325,810
Income tax payable (Note 17)	433,355	11,941
Total current	4,587,781	2,846,433

Non-current
Accrued bonus – related party (Notes 13, 18)	4,906,669	2,325,810
Total non-current	4,906,669	2,325,810

Total	9,494,450	5,172,243

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

11. Variable interest entities

During the year ended December 31, 2015, the Company assisted in the incorporation and ongoing management of Diamond Head, see Note 1. Diamond Head is primarily engaged in the business of leasing aircraft on behalf of the Group.

The Group determined that the Company, through its wholly owned subsidiary KII, was the primary beneficiary of Diamond Head and consolidated the activities in the financial statements.

As of December 31, 2017, the assets of Diamond Head consisted of 19 aircraft (2016: 24) with a net book value of approximately US$256 million (2016: US$302 million). As of December 31, 2017, liabilities of Diamond Head related to long-term debt and current maturities of long-term debt to finance the aircraft purchases are approximately US$148 million (2016: US$184 million).
Total revenue from Diamond Head was US$60 million (2016: US$70 million) in 2017. Related expenses consisted primarily of depreciation expense of US$37.1 million (2016: US$37.9 million) and interest expense of US$7.7 million (2016: US$10 million).
The Group is required to consolidate its interests in these entities because it is deemed to be the primary beneficiary and have the power to direct the activities of the entity that most significantly affect economic performance and the obligation to absorb losses and rights to receive benefits that could potentially be significant to the entity. The obligations of Diamond Head can be settled from the assets of Diamond Head. Contractually the cash flows from these aircraft must first be used to pay third-party debt holders as well as other expenses of Diamond Head. Excess cash flows are available to the Group.
The carrying value of assets as at December 31, 2017 that were not available to VIE entities were as follows:

	Total US$	Available to the Group US$	Not available to the Group US$
Cash and cash equivalents	31,648,667	31,648,638	29
Restricted cash	36,463,398	880,229	35,583,169
Property and equipment, net	336,364,968	80,339,509	256,025,459
Other assets	6,614,075	4,086,619	2,527,456
	411,091,108	116,954,995	294,136,113
December 31, 2016

	Total US$	Available to the Group US$	Not available to the Group US$
Cash and cash equivalents	23,120,009	22,793,658	326,351
Restricted cash	26,968,943	879,959	26,088,984
Property and equipment, net	400,572,446	98,956,014	301,616,432
Assets held for sale	1,700,000	-	1,700,000
Other assets	10,784,905	10,282,068	502,837
	463,146,303	132,911,699	330,234,604
At December 31, 2017 and December 31, 2016, the Company’s maximum exposure to losses in its consolidated VIEs was US$12 million and US$67 million, respectively.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

12.	Contractual lease receivables
Minimum future rental income on non‑cancellable operating leases as of December 31, 2017 are shown below.

Year ended December 31	2017 US$
2018	52,528,858
2019	33,664,973
2020	20,950,580
2021	12,040,895
Thereafter	11,640,000
130,825,306

Minimum future rental income assumes no extension or termination options are exercised on any leases. Contingent rentals of US$27,304,179 were recognized during 2017 (2016: US$30,255,350).

13.	Management fees
Pursuant to the Management Agreement entered into between the Group and KAGL, KAGL provides the Group with Management services as defined in the Management Agreement. As compensation for the services, KAGL earns management fee.
For the year ended December 31, 2017, the Group incurred US$1,260,004 of fixed management fees to KAGL (2016: US$1,187,500). Management fees expense is included within Selling, General and Administrative expenses in the Consolidated Statement of Income. US$104,167 of these management fees were prepaid during the year ended December 31, 2017 (2016: US$104,167).
Additionally, KAGL earn a performance-based management fee which is payable if certain rates of return are achieved. The performance-based management fee is calculated based on a percentage of excess above the required return. The accrued performance-based management fee in 2017 was US$6,324,625 (2016: US$4,651,620). Half of the amount is payable within one year and the remaining to be paid in the following years. These amounts are included in Other liabilities (Note 10).

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

14.	Fair value measurements
The Group had no assets or liabilities that are measured at fair value at December 31, 2017 or December 31, 2016. The financial assets and liabilities of the Group that are not required to be measured at fair value are summarized below with fair values shown according to the fair value hierarchy.
The carrying values of cash and cash equivalents, other receivables, restricted cash, loans to related party, due from/to related parties, and lease security deposits are considered reasonable estimates of their fair values.

December 31, 2017	Carrying Value US$	Fair Value US$	Quoted Prices (Level 1) US$	Significant Other Observable Inputs (Level 2) US$	Significant Unobservable Inputs (Level 3) US$
Assets
Cash and cash equivalents	31,648,667	31,648,667	31,648,667	-	-
Other receivables	2,382,242	2,382,242	-	2,382,242	-
Restricted cash	36,463,398	36,463,398	36,463,398	-	-
Due from related parties	216,806	216,806	-	216,806	-
Liabilities
Other liabilities	9,061,095	9,061,095	-	9,061,095
Accrued interest	21,720,281	21,720,281	-	21,720,281
Lease security deposits	13,019,000	13,019,000	13,019,000	-	-
Due to related parties	89,995	89,995	-	89,995
Loans from BDCA – related party	119,223,818	119,223,818	-	119,223,818	-
Loans from KLS – related party	4,556,272	4,556,272	-	-	4,556,272
Long-term debt	159,615,749	159,615,749	-	159,615,749

December 31, 2016	Carrying Value US$	Fair Value US$	Quoted prices (Level 1) US$	Significant Other Observable Inputs (level 2) US$	Significant Unobservable Inputs (Level 3) US$
Assets
Cash and cash equivalents	23,120,009	23,120,009	23,120,009	-	-
Other receivables	3,004,322	3,004,322	-	3,004,322	-
Restricted cash	26,968,943	26,968,943	26,968,943	-	-
Due from related parties	161,806	161,806	-	161,806	-
Loans to related parties	1,000,000	1,000,000	-	1,000,000	-

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

14. Fair value measurements (continued)
December 31, 2016	Carrying Value US$	Fair Value US$	Quoted prices (Level 1) US$	Significant Other Observable Inputs (level 2) US$	Significant Unobservable Inputs (Level 3) US$
Liabilities
Other liabilities	6,140,114	6,140,114	-	6,140,114	-
Accrued interest	26,350,446	26,350,446	-	26,350,446	-
Lease security deposits	14,839,000	14,839,000	14,839,000	-	-
Due to related parties	393,649	393,649	-	393,649	-
Loans from BDCA – related party	127,223,818	127,223,818	-	127,223,818	-
Loans from KLS – related party	4,556,272	4,556,272	-	-	4,556,272
Long-term debt	199,824,893	199,824,893	-	199,824,893	-
15. Concentration of risk
Interest rate risk
The Group may be exposed to interest rate risk arising from its debt financing. Changes, both increases and decreases, in the cost of borrowing, directly impact the Group’s net income. Currently, the Group uses fixed rate debt to finance its investments. This mitigates the Group's exposure to changes to interest rate.

        Currency risk
        The Group attempts to minimize currency and exchange risks by entering into lease agreements and debt agreements with US Dollar as the designated payment currency. Most of the revenue and expenses are therefore denominated in US$ thus reducing currency risk.
       Counterparty credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Group’s credit risk arises principally in relation to the collection of rental payments under its operating leases. The effective monitoring and controlling of customer credit risk is a competency of the Treasury and Risk team. Creditworthiness of each new customer is assessed and the Group seeks security deposits in the form of cash or letters of credit to mitigate overall financial exposure to its lessees. The assessment process takes into account qualitative and quantitative information about the customer such as business activities, senior management team, financial fitness, resources and performance, and business risks, to the extent that this information is publicly available or otherwise disclosed to the Group.

The Group holds significant cash balances which are invested on a short-term basis and are classified as cash and cash equivalents. These deposits and other financial instruments give rise to credit risk on amounts due from counterparties. Credit risk is managed by limiting the aggregate amount and duration of exposure to any one counterparty. The value of trade and other receivables are highly dependent upon the financial strength of the airline industry. Defaults by one or more of the Group's major customers could have a material adverse effect on the Group’s cash flow and earnings and its ability to meet its obligations.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

15.	Concentration of risk (continued)

Exposure to credit risk

Below is the exposure to credit risk for December 31, 2017 and 2016:

	2017 US$	2016 US$
Cash and cash equivalents	31,648,667	23,120,009
Other receivables	2,382,242	3,004,322
Restricted cash	36,463,398	26,968,943
Due from related parties	216,806	161,806
Loans to related parties	-	1,000,000
	70,711,113	54,255,080

The Group’s top 5 customers account for 54% (2016: 53%) of total revenue. The Group’s most significant customer is based in North America accounts for 13% (2016: 13%) of revenue.

Geographical and credit risks
As of December 31, 2017, all of the Group's lease rental income was generated by leasing aircraft and aircraft engines to foreign carriers and domestic US airlines.
The following table sets forth the regional concentration of the Group's aircraft and interest in aircraft portfolio based on net book value as of December 31, 2017 and 2016:

	December 31, 2017		December 31, 2016
Region	Net Book Value US$	% of Total US$	Net Book Value US$	% of Total US$
Europe	114,913,074	34.16%	142,621,545	35.60%
South America	30,738,891	9.14%	37,819,963	9.44%
North America	106,080,729	31.54%	116,799,516	29.16%
Asia	84,632,274	25.16%	103,331,422	25.80%
	336,364,968	100.00%	400,572,446	100.00%

During the year ended December 31, 2017, the Group leased aircraft to customers in the following regions:

	December 31, 2017		December 31, 2016
Region	Number of Customers	% of Total	Number of Customers	% of Total
Europe	9	42.86%	9	40.91%
South America	4	19.05%	4	18.18%
North America	2	9.52%	2	9.09%
Asia	6	28.57%	7	31.82%
	21	100.00%	22	100.00%

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

15.	Concentration of risk (continued)

Geographical and credit risks (continued)

The following table sets forth the dollar amount and percentage of the Group's lease rental income and net return on interest in aircraft attributable to the indicated regions based on each airline's principal place of business:

	December 31, 2017		December 31, 2016
Region	Amount of Lease Rental Income and Net return on Interest in Aircraft US$	% of Total	Amount of Lease Rental Income and Net return on Interest in Aircraft US$	% of Total
Europe	21,147,030	31.50%	19,252,364	31.47%
South America	12,832,157	19.12%	8,626,825	14.10%
North America	11,748,000	17.50%	11,558,498	18.89%
Asia	21,396,094	31.88%	21,743,699	35.54%
	67,123,281	100.00%	61,181,386	100.00%

16.	Share capital

	Number of shares	Par value 2017 EUR	Par value 2016 EUR
Authorised
1,000,000 ordinary shares of EUR 1 each	1,000,000	1,000,000	1,000,000

Allotted and called up
100 ordinary shares of EUR 1 each	100	100	100

	Number of shares	Par value 2017 USD	Par value 2016 USD
Allotted and called up
100 ordinary shares of EUR 1 each	100	137	137
All equity is attributable to the holder of the ordinary shares in the Company. The holder of the ordinary shares is entitled to receive dividends as declared from time to time. The sole shareholder has all powers and full voting rights as permitted under Company Law.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

17.	Income taxes
Income tax expense consists of the following:

	2017 US$	2016 US$
(a) Income tax expense
Current tax expense
Ireland	344,996	500
Non Ireland	76,418	11,441
	421,414	11,941
Deferred tax expense
Ireland	2,198,722	631,484
Non Ireland	-	-
	2,198,722	631,484
Total income tax expense	2,620,136	643,425

	2017 US$	2016 US$
(b) Reconciliation of effective tax rate
Net profit before income taxes	4,802,019	2,801,370

Income tax expense at 25 percent	1,200,505	700,343
Income taxed at different rates	(772,454)	(248,155)
Prior period over/under provision	(150,079)	(38,135)
Valuation allowance	2,342,164	229,372
Reported amount of income tax expense	2,620,136	643,425

The Group files income tax returns in Ireland, Sweden, United Kingdom and Labuan. The Group is not under examination in any jurisdiction as of December 31, 2017. The periods from 2014 onwards remain open to examination by all the relevant tax authorities. The Group has not recorded an unrecognized tax benefit in any of the reporting periods presented.

(c) Circumstances affecting current and future tax charges

The Parent Company and most of the Group companies are resident in Ireland for income tax purposes and subject to Section 110 of the Taxes Consolidation Act, 1997. Accordingly, most of the Group companies are subject to a 25 percent statutory income tax rate and this is used as the basis for reconciliation.

(d) Deferred tax

Deferred tax represents the amount of tax recoverable in respect of tax losses available in the current year which are available for carry forward against future taxable profits and temporary differences principally for an excess of capital allowances over accounting depreciation.

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

17. Income taxes (continued)

(d) Deferred tax (continued)

A summary of deferred tax assets and liabilities as of year-end is as follows:

	2017 US$	2016 US$
Deferred tax assets
Operating loss carry-forwards	4,804,502	6,146,300
Property and equipment	663,664	—
Intercompany financing arrangements	845,875	—
Subtotal	6,314,041	6,146,300
Valuation allowance	(3,271,133)	(928,970)
Total deferred tax assets	3,042,908	5,217,330

	2017 US$	2016 US$
Deferred tax liabilities
Property and equipment and Interest in aircraft	(1,663,159)	(2,598,332)
Intercompany financing arrangements	(4,209,955)	(3,250,482)
Total deferred tax liabilities	(5,873,114)	(5,848,814)

Net deferred tax liabilities	(2,830,206)	(631,484)

The summary of recognized deferred tax assets and liabilities as of year-end is as follows:

	2017 US$	2016 US$
Deferred tax assets	583,371	—
Deferred tax liabilities	(3,413,577)	(631,484)
Net deferred tax liabilities	(2,830,206)	(631,484)

When deferred tax assets and deferred tax liabilities relate to the same taxable entity, all amounts are offset and presented as a single noncurrent amount on the consolidated balance sheet.

When determining the amount of valuation allowance recorded, management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. Certain Irish entities have a history of losses and have a limited ability to generate future profits, and as a result deferred tax assets of such entities have been offset with a valuation allowance, to the extent not supported by reversing taxable temporary differences. The movement in valuation allowance during 2017 was US$2,342,164 (2016: US$229,372).

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

17. Income taxes (continued)

(d) Deferred tax (continued)

A deferred tax liability of US$3,364,080 exists at 31 December 2017 (2016: US$3,250,482) due to differences in US GAAP accounting carrying amounts and local tax basis of certain intercompany financing transactions between KIO and Diamond Head. These amounts will reverse over the life of the intercompany financing transactions.

Deferred tax benefits of Irish operating losses carry forwards amounting to US$ Nil (2016: US$2,863,155) were recognized during the year. At the end of the year, the Group had reduced deferred tax assets with a valuation allowance of US$3,271,133 (2016: US$928,970).

The Company recognised a deferred tax asset on aircraft at 31 December 2017 which will reverse as the asset is depreciated and the timing difference reverses.

At December 31, 2017, the Group had approximately US$20,230,804 of Irish net operating loss (NOLs) carryforwards (2016: US$25,513,235). The Company is allowed to carryforward its Irish NOLs for an indefinite period to be offset against income of the same trade under current tax rules in Ireland.

18. Related party transactions

Related parties relationships are determined with reference to ASC 850, Related Party Disclosures. Balances as at December 31, 2017 and 2016 and transactions for the year ended December 31, 2017 and 2016 with related parties of the Group are as follows:
Loans and receivables
In 2014, the Company advanced a loan of US$8,800,000 to Kahala Aviation US Inc. (“KAU”) in 2014. KAU is a related party as it is a subsidiary of the Companies ultimate parent, KAH. KAU repaid US$7,800,000 of the loan to the Company in 2014. During the year, the Company received the remaining balance of US$1,000,000. The principal amount outstanding on the loan as at December 31, 2017 is US$ Nil (2016: US$1,000,000). This bears a fixed interest rate of 13%.
Interest income of US$81,177 was recognized during the year ended December 31, 2017 (2016: US$176,992). US$ Nil (2016: US$436,955) remains accrued and receivable as at December 31, 2017.
Profit participating note
In 2014, KLS subscribed for a Profit Participating Notes (“PPN”) issued by the Company totaling US$1,625,000. The term of the PPN is 29 years.
In 2015, KLS subscribed for additional PPN in the Company totaling US$1,625,000.
The PPN does not bear a fixed interest rate. Interest is dependent on the profit generated by the Company over the 29 years of the PPN, less an amount returned by the Company of US$1,000 per annum. No interest was accrued or paid in 2017 or 2016 due to the losses incurred by the Company.
The principal balance outstanding on the PPN as at December 31, 2017 was US$3,250,000 (2016: US$3,250,000).

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

18.	Related party transactions (continued)
Long-term debt
As outlined in Note 9, the Company received debt financing from BDCA, the majority investor in its ultimate parent company, KAH, to fund the purchase of aircraft.
The principal amount outstanding under this agreement was US$119,223,818 (2016: US$127,223,818) as at December 31, 2017. Interest expense of US$19,052,645 was charged during the year ended December 31, 2017 (2016: US$20,845,192). US$20,369,573 (2016: US$25,326,907) remains accrued and unpaid as at December 31, 2017.
Loans amounting to US$ Nil were received from BDCA during the year ended December 31, 2017 (2016: US$ Nil). Repayments of US$8,000,000 were made for 2017 (2016: US$26,700,000). The loan will mature on December 23, 2028 and bears a fixed interest rate of 13%.
Also as discussed in Note 9, the Company entered into a Loan Agreement with KLS in 2014. The principal amount outstanding under this agreement was US$1,306,272 (2016: US$1,306,272).The loan will mature June 27, 2021 and bears a fixed interest rate of 13%.
Interest expense of US$225,108 was charged during the year ended December 31, 2017 (2016: US$248,641). US$764,605 (2016: US$509,496) remains accrued and unpaid as at December 31, 2017.

	Nature of Relationship	2017 US$	2016 US$
Related party balances
Assets
Due from related parties:
KAH	Ultimate parent	5,903	5,903
KLS	Immediate parent	205,000	150,000
KAU	Group company	5,903	5,903
		216,806	161,806
Loans to related party	Group company	-	1,000,000

Liabilities
Due to related parties:
Kahala US Opco LLC	Group company	-	329,490
KAGL	Manager	89,995	64,159
		89,995	393,649
Other liabilities – KAGL (Note 10)	Manager	6,324,625	4,651,620
PPN	Immediate parent	3,250,000	3,250,000
Loans payable to KLS	Immediate parent	1,306,272	1,306,272
Loans payable to BDCA	Ultimate shareholder	119,223,818	127,223,818

Kahala Ireland Opco Designated Activity Company
Notes to Consolidated Financial Statements (continued)
For the year ended December 31, 2017
(stated in US Dollars)

18.	Related party transactions (continued)

Related party balances (continued)

	Account	Related Party	2017 US$	2016 US$
Related party transactions
Loan interest expense	Interest expense	BDCA	19,052,645	20,845,192
Loan interest income	Interest income	KAU	81,177	176,992
Management fees – fixed (Note 13)	Administrative expenses	KAGL	1,260,004	1,187,500
Management fees – performance-based (Note 13)	Administrative expenses	Manager	6,324,625	4,651,620
Directors' fees	Administrative expenses	Directors	123,665	131,375

19. Commitments and contingencies
Claims, suits and complaints may arise in the ordinary course of our business. Currently, we are not aware of any such claims or contingent liabilities which should be disclosed or for which a provision should be established in the accompanying consolidated financial statements.
Obligations for contingencies are recognized where such items are probable and amounts are reasonably estimable.
20. Subsequent events
The Group has evaluated all events or transactions that occurred from the balance sheet date through March 14, 2018, the date the consolidated financial statements were available to be issued, and determined there are no items requiring disclosure or adjustment.